FOR FURTHER INFORMATION, CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
For Immediate Release
Thursday, August 16, 2018

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES
CHIEF FINANCIAL OFFICER JAMES H. TAYLOR TO RETIRE AT THE END OF 2018

Glen Allen, Virginia, August 16, 2018: Hamilton Beach Brands Holding Company (NYSE: HBB) today announced that James H. Taylor, Vice President, Chief Financial Officer and Treasurer, will retire at the end of 2018 after 35 years of dedicated service.
Mr. Taylor joined the Company’s subsidiary, Hamilton Beach Brands, Inc., in 1983 as manager of corporate taxation and rose through a number of key accounting and finance roles of increasing responsibility. Mr. Taylor was elected to his current position with the Company in 2017, following the completion of the spin-off of the Company from its former parent NACCO Industries, Inc. In his present position, Mr. Taylor leads the Company’s financial and accounting operations on a global basis. Prior to the spin-off, Mr. Taylor had served as Vice President and Chief Financial Officer of Hamilton Beach Brands, Inc., since 2013 . Mr. Taylor began his career with Price Waterhouse in the audit and tax departments.
“Jim has played an integral role in driving our growth and success over many years,” said Gregory H. Trepp, president and chief executive officer. “Jim’s financial stewardship and discipline, his ethical compass and leadership have been invaluable across our global enterprise. This past year, he has played a very key role in our smooth transition to becoming an independent public company. We thank Jim for his substantial contributions and distinguished service. Jim will be greatly missed and we wish him all the best in his well-deserved retirement.”
The Company will begin a search for Mr. Taylor’s successor immediately. Mr. Taylor will assist with the succession process and help ensure a smooth transition.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for two separate businesses. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.